Filed Pursuant to Rule 424(b)(3)
Registration No. 333-236431

Equitable Financial Life Insurance Company

Supplement dated September 29, 2020 to the current variable annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding changes to a portfolio. The portfolio may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes described below.

Changes	to the Invesco V.I. High Yield Fund

On or about September 4, 2020, Invesco Canada Ltd. no longer serves as Sub-Adviser to the Invesco V.I. High Yield Fund. Accordingly, all references to Invesco Canada Ltd. in the Prospectus are hereby removed.

Distributed by affiliate Equitable Advisors, LLC and/or for certain contracts co-distributed by affiliate

Equitable Distributors, LLC

Copyright 2020 Equitable Financial Life Insurance Company.

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

IM-15-20 (9.20)
Annuities - Inforce/New Biz	Catalog No. 161790 (9.20)
AR Mail	#16710